EXHIBIT 23.1

Beckstead and Watts, LLP
Certified Public Accountants

2425 W. Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984
702.362.0540 fax

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the use of our audit report dated August 29, 2005 relating to the restated financial statements of Sky Petroleum, Inc. for the year ended December 31, 2004 in the Registration Statement on Form S-1 dated February 13, 2006 of Sky Petroleum, Inc.

We hereby consent to the use of our audit report dated August 29, 2005 relating to the financial statements of Sky Petroleum, Inc. for the year ended December 31, 2003 in the Registration Statement on Form S-1 dated February 13, 2006 of Sky Petroleum, Inc.

Signed,

/s/ Beckstead and Watts LLP

February 13, 2006